Exhibit 10.20

COMVERSE TECHNOLOGY, INC.

EXECUTIVE SEVERANCE PROTECTION PLAN

THIS EXECUTIVE SEVERANCE PROTECTION PLAN, made and executed adopted by Comverse Technology, Inc., a New York corporation, is being established to provide for the payment of severance benefits to certain of its eligible employees.

Section 1. Definitions. Unless the context clearly indicates otherwise, when used in this Plan:

(a) “Affiliate” means, with respect to any entity, any other corporation, organization, association, partnership, sole proprietorship or other type of entity, whether incorporated or unincorporated, directly or indirectly controlling or controlled by or under direct or indirect common control with such entity.

(b) “Base Salary” means Executive’s annual rate of base salary in effect on the date in question, determined prior to reduction for any employee-elected salary reduction contributions made to an Employer-sponsored non-qualified deferred compensation plan or an Employer-sponsored plan pursuant to Section 401(k) or 125 of the Internal Revenue Code, and excluding bonuses, overtime, allowances, commissions, deferred compensation payments and any other extraordinary remuneration.

(c) “Board” means the board of directors of the Company.

(d) “Bonus” means the amount payable to Executive under the Company’s applicable annual incentive bonus plan with respect to a fiscal year of the Company.

(e) “Cause” means a good faith finding by the Company of: (i) commission by the Executive of, or a plea of nolo contendere by the Executive to, any felony; (ii) a material violation by the Executive of federal or state securities laws; (iii) willful misconduct or gross negligence by the Executive resulting in material and demonstrable harm to the Company; (iv) a material violation by the Executive of any Company policy or procedure provided to the Executive resulting in material and demonstrable harm to the Company including, without limitation, a material violation of the Company’s Code of Business Conduct and Ethics; (v) the repeated and continued failure by the Executive to carry out, in all material respects, the reasonable and lawful directions of the Company that are within the Executive’s individual control and consistent with the Executive’s position and duties and responsibilities hereunder, except for a failure that is attributable to the Executive’s illness, injury or Disability; or (vi) fraud, embezzlement, theft or material dishonesty by the Executive against the Company.

(f) “Change of Control” means, and shall be deemed to have occurred:

(1) any person, entity or affiliated group becoming the beneficial owner or owners of more than fifty percent (50%) of the outstanding equity securities of the Company, or otherwise becoming entitled to vote shares representing more than fifty percent (50%) of the total voting power of the Company’s then-outstanding securities eligible to vote to elect members of the Board (the “Voting Securities”);

(2) a consolidation or merger (in one transaction or a series of related transactions) of the Company pursuant to which the holders of the Company’s Voting Securities immediately prior to such transaction (or series of related transactions) would not be the holders immediately after such transaction (or series of related transactions) of more than fifty percent (50%) of the Voting Securities of the entity surviving such transaction (or series of related transactions);

(3) during any period of two consecutive years, individuals who at the beginning of such period constituted the entire Board ceased for any reason to constitute a majority thereof unless the election, or the nomination for election by the Company’s shareholders, of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period;

(4) a sale of all or substantially all of the Company’s assets; or

(5) the occurrence of any other event the Committee determines shall constitute a “Change of Control” hereunder.

(g) “COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

(h) “Code” means the Internal Revenue Code of 1986, as amended.

(i) “Committee” means the committee designated pursuant to Section 7 to administer this Plan.

(j) “Company” means Comverse Technology, Inc., a New York corporation and, after a Change of Control, any successor or successors thereto.

(k) “Eligible Executive” means an Executive whose employment with Executive’s Employer (i) is involuntarily terminated by the Employer for any reason other than Cause (A) in connection with or in anticipation of a Change of Control at the request of, or upon the initiative of, the buyer or acquirer of greater than fifty percent of the Voting Securities in the Change of Control transaction (an “Anticipatory Termination”), but only if an anticipated Change of Control actually occurs during the period in which this Plan is effective (in which case Executive’s date of termination shall be deemed to have occurred immediately following the Change of Control) or (B) during the two-year period beginning on the effective date of a Change of Control, or (ii) terminates during the two year period beginning on the effective date of a Change of Control on account of such Executive’s resignation for Good Reason within 6 months from the date the Executive first becomes aware of the existence of Good Reason and at least thirty (30) days after the Executive provides written notice to the Company of the existence of Good Reason and the situation is not cured; provided, however, that the employment of an Executive shall not be considered to have been “involuntarily terminated” in any of the following circumstances:

(1) if an Executive’s employment with an Employer is terminated by reason of a transfer to the employ of another Employer or an Affiliate,

(2) if an Executive’s employment with an Employer is terminated by reason of a transfer to the employ of another entity into which the Employer is merged or otherwise consolidated,

(3) if an Executive’s employment with an Employer is terminated upon the expiration of a leave of absence by reason of his or her failure to return to work at such time or the absence at such time of an available position for which the Executive is qualified, or

(4) if an Executive’s employment with an Employer is terminated in connection with the sale of stock or the sale or lease by such Employer of all or part of its assets if such Employer determines in its sole discretion that either (A) in connection with such sale or lease such Executive was offered employment for a comparable position at a comparable salary with the purchaser or lessee, as the case may be, of the Employer’s stock or assets or (B) such Executive voluntarily elected not to participate in the selection process for such employment.

(l) “Employer” means the Company and any other Affiliate of the Company.

(m) “Executive” means an employee of an Employer as of the date of a Change of Control who is listed on Schedule A attached hereto or as determined by the Compensation Committee or its designee as set forth in Section 6.

(n) “Good Reason” shall mean, without the Executive’s prior written consent, the occurrence of any of the following events or actions on or after a Change in Control: (i) any material reduction in the Executive’s Base Salary, other than as part of an across-the-board reduction applicable to all senior executives of Comverse Technology, Inc and its Affiliates; (ii) an actual relocation of the Executive’s principal office to another location more than 50 miles from its location as of the effective date of the Plan; or (iii) a material and adverse reduction in the nature or scope of Executive’s responsibilities, duties or authorities.

(o) “Plan” means The Comverse Technology, Inc. Executive Severance Protection Plan, as in effect from time to time.

(p) “Plan Notification” means the written notification of eligibility to participate in the Plan provided to each Executive indicating such Executive’s benefits under the Plan, which may be amended from time to time, as determined by the Chief Executive Officer from time to time in accordance with the Plan.

(q) “Plan Year” means the calendar year.

(r) “Release” means a release to be signed by an Eligible Executive in such form as the Company shall determine, which shall, to the extent permitted by law, waive all claims and actions against the Employers and Affiliates and such other related parties and entities as the Company chooses to include in the release except for claims and actions for benefits provided under the terms of this Plan (which Release is not revoked by the Eligible Executive).

(s) “Target Bonus” means the greater of (i) Executive’s target Bonus in effect on the date of the Change of Control or (B) Executive’s target Bonus in effect immediately prior to the event set forth in the notice of termination given in accordance with Section 12.

(t) “Total Disability” means the Executive’s inability to substantially perform his duties and responsibilities at the Company for a period of six (6) consecutive months or nine (9) out of twelve (12) nonconsecutive months due to a physical or mental disability, as the term “physical or mental disability” is defined in the Company’s long-term disability insurance plan then in effect (or would be so found if the Executive applied for coverage or benefits under such plan).

Section 2. Severance Benefits. Each Eligible Executive who executes a Release no later than 60 days from the Eligible Executive’s date of termination (and who does not revoke such Release) shall be entitled to the following:

(a) Severance Pay. An Eligible Executive shall be entitled to receive severance pay from his or her Employer in a lump sum amount payable in accordance with Section 3 below, equal to the amounts specified in the Eligible Executive’s Plan Notification.

(b) Medical, Dental and Life Insurance Benefit Continuation. For the period of time set forth in the Plan Notification (or the minimum period required by law in the jurisdiction in which the Eligible Executive is employed and resides outside of the United States) following the Eligible Executive’s termination of employment (the “Welfare Continuation Period”), the Eligible Executive and such Eligible Executive’s spouse and dependents (each as defined under the applicable program) shall receive the following benefits: (i) medical and dental insurance coverages at the same benefit level as provided to the Eligible Executive immediately prior to the Change of Control, at the same cost to the Eligible Executive as is generally provided to active employees of the Company (provided, however, that if the Eligible Executive becomes employed by a new employer, continuing medical and dental coverage from the Company will become secondary to any coverage afforded by the new employer in which the Eligible Executive becomes enrolled); and (ii) life insurance coverage at the same benefit level as provided to the Eligible Executive immediately prior to the Change of Control and at the same cost to the Eligible Executive as is generally provided to active employees of the Company.

(c) Accrued Benefits. Such Eligible Executive shall be entitled to receive any unpaid Base Salary through the date of such Eligible Executive’s termination, any Bonus earned but unpaid as of the date of such Eligible Executive’s termination for any previously completed fiscal year of the Company. In addition, such Eligible Executive shall be entitled to prompt reimbursement of any unreimbursed expenses properly incurred by such Eligible Executive in accordance with Company policies prior to the date of such Eligible Executive’s termination. Such Eligible Executive shall also receive such other compensation (including any stock options or other equity-related payments) and benefits, if any, to which such Eligible Executive may be entitled from time to time pursuant to the terms and conditions of the employee compensation, incentive, equity, benefit or fringe benefit plans, policies or programs of the Company, other than pursuant to any Company severance policy and as provided in Section 10.

(d) Equity Incentive Awards. Any time periods, conditions or contingencies relating to the exercise or realization of, or lapse of restrictions under, any outstanding equity incentive award then held by such Eligible Executive shall, if not previously accelerated or waived pursuant to the terms of the equity incentive award, be automatically accelerated or waived effective as of the effective date of such Eligible Executive’s termination of employment.

(e) Restrictive Covenants. In consideration of the provision of the foregoing benefits provided in this Section 2 and as otherwise set forth in the Plan, Executive hereby agrees to be bound by the restrictive covenants set forth in Exhibit A attached hereto.

Section 3. Form and Time of Payment. The cash severance pay benefits payable to an Eligible Executive by his or her Employer under Section 2, other than the amounts payable as Pro Rata Bonus as defined in the Plan Notification, shall be paid to such Eligible Executive in a single lump sum less applicable withholdings within the later of (i) 30 business days after the Eligible Executive’s date of termination or (ii) the expiration of the revocation period, if applicable, under the Release, except as provided pursuant to Section 5. The Pro Rata Bonus as defined in the Plan Notification shall be paid to such Eligible Executive in a single lump sum less applicable withholdings when Bonuses are paid by the Employer in respect of the year of termination provided that the revocation period, if applicable, under the Release (and except as provided pursuant to Section 5) has expired and, in any event, no later than 2  1/2 months after the end of such fiscal year. In the event the Eligible Executive does not execute the Release within 60 days following termination of employment (or revokes the release within the revocation period) such Executive shall not be entitled to any cash severance benefits.

Section 4. Tax Withholding, Deferral and Section 409A. Each Employer shall withhold from any amount payable to an Eligible Executive pursuant to this Plan, and shall remit to the appropriate governmental authority, any income, employment or other tax the Employer is required by applicable law to so withhold from and remit on behalf of such Eligible Executive. The Company shall from time to time compile a list of “specified employees” as defined in, and pursuant to, Treas. Reg. Section 1.409A-l(i) or any successor regulation. Notwithstanding any other provision herein, if the Eligible Executive is a specified employee on the date of termination, no payment of compensation under this Agreement (other than a payment that qualifies as a “short-term deferral” under Section 409A) shall be made to the Eligible Executive during the period lasting six months from the date of termination unless the Company determines that there is no reasonable basis for believing that making such payment would cause the Eligible

Executive to suffer any adverse tax consequences pursuant to Section 409A of the Code. If any payment to the Eligible Executive is delayed pursuant to the immediately preceding sentence, such payment instead shall be made on the first business day following the expiration of the six-month period referred to in that sentence. The Company shall consult with the Eligible Executive in good faith regarding implementation of this section 4; provided that neither the Company nor its employees or representatives shall have liability to the Eligible Executive with respect thereto.

Section 5. Limitation of Certain Payments.

(a) In the event the Employer determines, that part or all of the consideration, compensation or benefits to be paid to Executive under this Plan constitute “parachute payments” under Section 280G(b)(2) of the Code, as amended, then, if the aggregate present value of such parachute payments, singularly or together with the aggregate present value of any consideration, compensation or benefits to be paid to Executive under any other plan, arrangement or agreement which constitute “parachute payments” (collectively, the “Parachute Amount”) exceeds 2.99 times the Executive’s “base amount”, as defined in Section 280G(b)(3) of the Code (the “Executive Base Amount”), the amounts constituting “parachute payments” which would otherwise be payable to or for the benefit of Executive shall be reduced (in the order described in Section 5(b) below) to the extent necessary so that the Parachute Amount is equal to 2.99 times the Executive Base Amount (the “Reduced Amount”); provided that such amounts shall not be so reduced if the Executive determines, based upon the advice of an independent nationally recognized public accounting firm (which may, but need not be the independent public accountants of the Employer), that without such reduction Executive would be entitled to receive and retain, on a net after tax basis (including, without limitation, any excise taxes payable under Section 4999 of the Code), an amount which is greater than the amount, on a net after tax basis, that the Executive would be entitled to retain upon his receipt of the Reduced Amount.

(b) If the determination made pursuant to clause (a) of this Section 5 results in a reduction of the payments that would otherwise be paid to Executive except for the application of clause (a) of this Section 5, the Reduced Amount shall be calculated by reducing the Executive’s severance entitlement in the following order: (i) by reducing the cash severance Executive may be entitled to under Section 2(a); (ii) by eliminating the acceleration of equity incentive awards under Section 2(d) and (iii) by reducing benefits described in Section 2(b).

Section 6. Plan Administration. This Plan shall be administered by the Compensation Committee of the Board or its designate. Unless otherwise determined by the Compensation Committee, the Chief Executive Officer of the Company shall have the authority to determine which employees shall be deemed “Executives” for purposes of the Plan and the amount of each Executive’s benefits under Sections 2(a) and 2(b) as set forth in the Plan Notification and may modify the amount of each Executive’s benefits at any time. All such determinations or modifications shall be made in writing and dated, and shall be set forth in the Executive’s Plan Notification, as amended from time to time. The Committee shall have discretionary and final authority to interpret and implement the provisions of this Plan and to determine eligibility for benefits under the Plan. The Committee shall perform all of the duties and exercise all of the powers and discretion that the Committee deems necessary or appropriate for the proper administration of this Plan. Every interpretation, choice, determination or other exercise by the Committee of any power or discretion given either expressly or by implication to it shall be conclusive and binding upon all parties having or claiming to have an interest under this Plan or otherwise directly or indirectly affected by such action, without restriction, however, upon the right of the Committee to reconsider or re-determine such action. The Committee may adopt such rules and regulations for the administration of this Plan as are consistent with the terms hereof, and shall keep adequate records of its proceedings and acts. The Committee may employ such agents, accountants and legal counsel (who may be agents, accountants and legal counsel for an Employer) as may be appropriate for the administration of the Plan. All reasonable administration expenses incurred by the Committee in connection with the administration of the Plan shall be paid by the Employer.

Section 7. Claims Procedure. If any person (hereinafter called the “Claimant”) feels he or she is being denied a benefit to which he or she is entitled under this Plan, such Claimant may file a written claim for said benefit with the Chairman of the Committee. Within 60 days of the receipt of such claim the Committee shall determine and notify the Claimant as to whether he or she is entitled to such benefit. Such notification shall be in writing and, if denying the claim for benefit, shall set forth the specific reason or reasons for the denial, make specific reference to the pertinent Plan provisions, and advise the Claimant that he or she may, within 60 days of the receipt of such notice, request in writing to appear before the Committee or its designated representative for a hearing to review such denial. Any such hearing shall be scheduled at the mutual convenience of the Committee or its designated representative and the Claimant, and at such hearing the Claimant and/or his or her duly authorized representative may examine any relevant documents and present evidence and arguments to support the granting of the benefit being claimed. The final decision of the Committee with respect to the claim being reviewed shall be made within 60 days following the hearing thereon, and the Committee shall in writing notify the Claimant of its final decision, again specifying the reasons therefore and the pertinent Plan provisions upon which such decision is based. The final decision of the Committee shall be conclusive and binding upon all parties having or claiming to have an interest in the matter being reviewed.

Section 8. Plan Amendment and Termination. The Company shall have the right and power at any time and from time to time to amend this Plan, in whole or in part, by written document executed by its duly authorized representative and at any time to terminate this Plan; provided, however, that no such amendment or termination shall reduce the amount of severance pay payable under this Plan to a former Executive whose employment with an Employer terminated prior to the date of such amendment or termination, or defer the date for the payment of such former Executive’s benefit hereunder except as provided pursuant to Section 4, without the consent of such former Executive. Any provision of this Plan to the contrary notwithstanding, any action to amend or terminate this Plan on or after the date on which a Change of Control occurs shall not be effective prior to the end of the two-year period beginning on the effective date of the Change of Control.

Section 9. Nature of Plan and Rights. This Plan is an unfunded employee welfare benefit plan and no provision of this Plan shall be deemed or construed to create a trust fund of any kind or to grant a property interest of any kind to any Executive or former Executive. Any payment which becomes due under this Plan to an Eligible Executive shall be made by his or her Employer out of its general assets, and the right of any Eligible Executive to receive a payment hereunder from his or her Employer shall be no greater than the right of any unsecured general creditor of such Employer.

Section 10. Entire Agreement; Offset; Modification.

(a) This Plan constitutes the entire agreement between the parties and, except as expressly provided herein, supersedes the provisions of all other prior agreements expressly concerning the effect of a termination of employment in connection with or following a Change of Control on the relationship between the Company and its Affiliates and Executive.

(b) Except as expressly provided herein, this Plan shall not interfere in any way with the right of the Company to reduce Executive’s compensation or other benefits or terminate Executive’s employment, with or without Cause. Any rights that Executive shall have in that regard shall be as set forth in any applicable employment agreement between Executive and the Company.

Section 11. Spendthrift Provision. No right or interest of an Eligible Executive under this Plan may be assigned, transferred or alienated, in whole or in part, either directly or by operation of law, and no such right or interest shall be liable for or subject to any debt, obligation or liability of such Eligible Executive.

Section 12. Notice. Notice of termination without Cause shall be given in accordance with this Section, and the effective date of termination. For the purpose of this Plan, any notice and all other communication provided for in this Plan shall be in writing and shall be deemed to have been duly given when received at the respective addresses set forth below, or to such other address as the Company or the Eligible Executive may have furnished to the other in writing in accordance herewith.

If to the Company:

Comverse Technology, Inc.

810 Seventh Avenue, 35th Floor

New York, New York 10019

Attention: General Counsel

If to Executive:

To the most recent address of Executive set forth in the personnel records of the Company.

Section 13. Applicable Law. This Plan shall be governed and construed in accordance with New York and applicable federal law.

Section 14. Effectiveness. This Plan shall be effective as of the date of execution stated herein and shall remain in effect until January 26, 2009; provided, however, that commencing with January 25, 2009 and on each anniversary thereof, the effectiveness of the Plan shall be automatically extended for an additional one-year period, unless the Company provides that the effectiveness of the Plan shall not be so extended. Notwithstanding the foregoing, the Plan shall, if in effect on the date of a Change of Control, remain in effect for two years following the Change of Control.

SCHEDULE A

[Intentionally Omitted]

Exhibit A

RESTRICTIVE COVENANTS

I. Confidentiality. The Executive shall not disclose to anyone or make use of any trade secret or proprietary or confidential information of the Company or an Affiliate, including such trade secret or proprietary or confidential information of any customer or other entity to which the Company owes an obligation not to disclose such information, which Executive acquires during the period of employment, including, without limitation, records kept in the ordinary course of business, except (i) as such disclosure or use may be required or appropriate in connection with Executive’s work as an employee of the Company or an Affiliate, (ii) when required to do so by a court of law, governmental agency or administrative or legislative body (including a committee thereof) with apparent jurisdiction to order Executive to divulge, disclose or make accessible such information or (iii) as to such confidential information that becomes generally known to the public or trade without his or her violation of this Exhibit A. The Executive hereby sells, assigns and transfers to the Company all of Executive’s right, title and interest in and to all inventions, discoveries, improvements and copyrightable subject matter (the “Rights”) that, during Executive’s employment, are made or conceived by him or her, alone or with others, and that relate to the Company or an Affiliate’s present business or arise out of any work Executive performs or information Executive receives regarding the business of the Company or an Affiliate while employed by the Company or an Affiliate. The Executive shall fully disclose to the Company or an Affiliate as promptly as possible all information known or possessed by him or her concerning the Rights, and upon request by the Company or an Affiliate and without any further compensation in any form to Executive by the Company or an Affiliate, but at the expense of the Company or an Affiliate, execute all applications for patents and copyright registrations, assignments thereof and other applicable instruments and do all things that the Company or an Affiliate may reasonably deem necessary to vest and maintain in it the entire right, title and interest in and to all such Rights.

II. Noncompete; Non Nonsolicition. For and in consideration of the compensation to be paid by the Company pursuant to the terms hereof, and in recognition of the fact that the Executive will have access to confidential information and other valuable rights of the Company, the Executive covenants and agrees that he will not, at any time during his employment with the Company and for a period of twelve (12) months thereafter, directly or indirectly, engage in any business or in any activity related to the development, sale, production, manufacturing, marketing or distribution of products or services that are in competition with products or services that the Company or any of its subsidiaries produces, sells, manufactures, markets, distributes or has interest in, in any state or foreign country in which the Company or any of its subsidiaries then conducts business or reasonably has plans to conduct business. It is not the intent of this covenant to bar the Executive from employment in any company whose general business is the manufacture of communications equipment or delivery of communications services, only to limit specific and direct competition with the Company. Notwithstanding the foregoing, nothing contained in this Agreement shall prevent the Executive from being an investor in securities of a competitor listed on a national securities exchange or actively traded over-the-counter so long as such investments are in amounts not significant as compared to his total investments or to the aggregate of the outstanding securities of the issuer of the same class or issue of the specific securities involved. The Executive further agrees that during his employment by the Company and for a period of twelve (12) months thereafter, the Executive shall not, directly or indirectly, induce, attempt to induce, or aid others in inducing, an exempt Executive of the Company to accept employment or affiliation with another firm or corporation engaging in such business or activity of which the Executive is an Executive, owner, partner or consultant.

II. Geographic Scope. The Company and the Executive agree that the duration and geographic scope of the Restrictive Covenant provision set forth in this Exhibit A are reasonable. In the event that any court of competent jurisdiction determines that the duration or the geographic scope, or both, are unreasonable and that such provision is to that extent unenforceable, the Company and the Executive hereto agree that the provision shall remain in full force and effect for the greatest time period and in the greatest area that would not render it unenforceable. The Company and the Executive intend that this provision shall be deemed to be a series of separate covenants, one for each and every county of each and every state of the United States of America and each and every political subdivision of each and every country outside the United States of America where this provision is intended to be effective.

III. Claw Back If a Executive violates the requirements of the restrictive covenants in this Exhibit A, then in addition to all remedies in law and/or equity available to the Company, Executive shall forfeit all Severance Pay that may have accrued but not been paid and Executive shall immediately pay to the Company an amount in cash equal to any Severance Pay previously paid to the Executive by the Company, without regard to any taxes that may have been deducted from such amount.